Exhibit 99.1

Montauk Renewables Announces Third Quarter 2024 Results

PITTSBURGH, PENNSYLVANIA – November 12, 2024—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the third quarter ended September 30, 2024.

Third Quarter Financial Highlights:

• RINs Sold of 15.8 million, increased 14.5% compared to the third quarter of 2023

• Revenues of $65.9 million, increased 18.4% compared to the third quarter of 2023

• Net Income of $17.0 million, increased 31.8% compared to the third quarter of 2023

• Non-GAAP Adjusted EBITDA of $29.4 million, increased 31.3% compared to the third quarter of 2023

• RNG production of 1.4 million MMBtu, flat compared to the third quarter of 2023

Our production was significantly impacted by Hurricane Beryl which caused widespread and multi-day power outages in the Houston, Texas region. We estimate that our 2024 third quarter production was unfavorably impacted by approximately 50 thousand MMBtu. This marks the second consecutive quarter in 2024 that our results were impacted by utility outages driven by major weather events in the Houston, Texas region. We have entered into commitments to transfer a portion of the Renewable Identification Numbers (“RINs”) we expect to generate from 2024 fourth quarter production at an average price of approximately $3.52. Demonstrating our commitment to reduce landfill-based emissions, in October 2024 we were pleased to be selected as the initial pilot of a small-scale demonstration of recovering and converting biogas into green methanol. This project will transform biogas from our waste stream into carbon negative fuel. We do not expect short term financial benefits from this demonstration nor a disruption to our operations.

Third Quarter Financial Results

Total revenues in the third quarter of 2024 were $65.9 million, an increase of $10.2 million (18.4%) compared to $55.7 million in the third quarter of 2023. The increase was primarily related to an increase in the number of RINs we self-marketed from 2024 RNG production in the third quarter of 2024. Additionally, realized RIN pricing increased approximately 9.5% during the third quarter of 2024 compared to the third quarter of 2023. Our RNG operating and maintenance expenses in the third quarter of 2024 were $12.6 million, an increase of $0.7 million (5.6%) compared to $11.9 million in the third quarter of 2023. The primary drivers of this increase were increased utility expenses, wellfield operational enhancements and timing of preventative maintenance at our McCarty, Atascocita and Pico facilities. Our Renewable Electricity Generation operating and maintenance expenses in the third quarter of 2024 were $2.7 million, an increase of $0.5 million (21.8%) compared to $2.2 million in the third quarter of 2023, primarily due to non-capitalizable operating expenses at our Turkey Creek development project. Total general and administrative expenses in the third quarter of 2024 were $10.0 million, an increase of $2.2 million (27.9%) compared to the third quarter of 2023. The increase was primarily related to the accelerated vesting of certain restricted share awards as a result of the termination of an employee. Operating income in the third quarter of 2024 was $22.7 million, an increase of $5.9 million (35.3%) compared to $16.8 million in the third quarter of 2023. Net income in the third quarter of 2024 was $17.0 million, an increase of $4.1 million (31.8%) compared to $12.9 million in the third quarter of 2023.

Third Quarter Operational Results

We produced approximately 1.4 million MMBtu of RNG in the third quarter of 2024, flat compared to 1.4 million in the third quarter of 2023. For the second consecutive quarter, our Texas facilities were impacted by severe weather causing widespread, multi-day utility power outages and we estimate the loss in production was approximately 50 thousand MMBtu in the third quarter of 2024. Our Pico facility produced 27 thousand MMBtu more in the third quarter of 2024 as compared to the third quarter of 2023 due to the commissioning of our digestion expansion project. We produced approximately 41 thousand megawatt hours (“MWh”) in Renewable Electricity in the third quarter of 2024, a decrease of 7 thousand MWh compared to 48 thousand MWh produced in the third quarter of 2023. Our Security facility produced approximately 5 thousand MWh less in the third quarter of 2024 compared to the third quarter of 2023 due to the first quarter of 2024 sale of the gas rights back to the landfill host.

Revised 2024 Full Year Outlook

• RNG revenues are expected to range between $175 and $185 million

• RNG production volumes are expected to range between 5.5 and 5.7 million MMBtu

• Renewable Electricity revenues are expected to range between $17.0 and $18.0 million

• Renewable Electricity production volumes are expected to range between 180 and 185 thousand MWh

In the third quarter of 2024, we began to experience trends with several of our landfill hosts delaying their installation of or delaying our ability to install wellfield collection infrastructure in active waste placement areas, a practice historically common and critical to our projections of feedstock gas and, therefore, production. These landfill-driven delays will impact the timing of collection system enhancement installations and the resulting timing of our production increases. We expect these trends to continue through 2025.

We record revenues from the production and sale of RNG and the generation and sale of the Environmental Attributes derived from RNG, such as RINs and LCFS credits. Our RNG revenues from Environmental Attributes are recorded net of a portion of Environmental Attributes shared with off-take counterparties as consideration for such counterparties using the RNG as a transportation fuel. We have certain pathway provider sharing arrangements expiring at the end of 2024. While we have not experienced a significant increase in Environmental Attributes shared with pathway providers related to our current renewals in 2024, our current pathway renewals have been at higher percentages than our historical counterparty share percentages. We are seeing current proposed pathway renewals for percentages significantly higher than our historical arrangements. Historically, we have monetized less than 25% of our RNG volumes under these fixed-price agreements. We are considering entry into multiple short term contracts throughout 2025, some potentially increasing our historical percentage of volumes monetized under fixed-price arrangements, to provide time for mitigation of these recent market trends.

Given the recent heightened level of uncertainty regarding attribute generation pathways, we are considering limiting our near-term 2025 RNG outlook guidance to production only.

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. Access for the conference call will be available via the following link:

• https://register.vevent.com/register/BI1e9c43391b894a6cbc4546614f7cb695

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/wz7u4uaz/ and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through November 12, 2025.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has operations at 14 projects and ongoing development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including those related to the Montauk Ag project in North Carolina, the Second Apex RNG Facility, the Blue Granite RNG Facility, the Bowerman RNG Facility, the delivery of biogenic carbon dioxide volumes to European Energy, the Emvolon collaboration and pilot project, the resolution of gas collection issues at the McCarty facility, the delays and cancellations of landfill host wellfield expansion projects, the mitigation of wellfield extraction environmental factors at the Rumpke and Apex facilities, how we may monetize RNG production and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market, whether as a result of the new presidential administration or otherwise; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; taxes, tariffs, duties or other assessments on equipment necessary to generate or deliver renewable energy or continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the potential failure to attract and retain qualified personnel of the Company or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations, whether as a result of the new presidential administration or otherwise; expected benefits from the extension of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects, or our inability to appropriately address environmental, social and governance targets, goals, commitments or concerns, including climate-related disclosures; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions, and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and as otherwise disclosed in our filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per share data)

ASSETS	as of September 30, 2024	as of December 31, 2023
Current assets:
Cash and cash equivalents	$54,973	$73,811
Accounts and other receivables	19,217	12,752
Current restricted cash	82	8
Current portion of derivative instruments	428	785
Prepaid expenses and other current assets	4,576	2,819
Total current assets	$79,276	$90,175
Non-current restricted cash	$374	$423
Property, plant and equipment, net	249,845	214,289
Goodwill and intangible assets, net	18,460	18,421
Deferred tax assets	33	2,076
Non-current portion of derivative instruments	179	470
Operating lease right-of-use assets	4,054	4,313
Finance lease right-of-use assets	129	36
Related party receivable	10,168	10,138
Other assets	11,600	9,897
Total assets	$374,118	$350,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,154	$7,916
Accrued liabilities	15,763	12,789
Income tax payable	1,584	313
Current portion of operating lease liability	457	420
Current portion of finance lease liability	71	26
Current portion of long-term debt	10,868	7,886
Total current liabilities	$38,897	$29,350
Long-term debt, less current portion	46,719	55,614
Non-current portion of operating lease liability	3,849	4,133
Non-current portion of finance lease liability	58	10
Asset retirement obligations	6,226	5,900
Other liabilities	3,032	4,992

Total liabilities	$98,781	$99,999

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,732,811 shares issued at September 30, 2024 and December 31, 2023; 142,567,055 and 141,986,189 shares outstanding at September 30, 2024 and December 31, 2023, respectively	1,425	1,420
Treasury stock, at cost, 1,315,403 and 984,762 shares September 30, 2024 and December 31, 2023, respectively	(12,882)	(11,173)
Additional paid-in capital	222,994	214,378
Retained earnings	63,800	45,614
Total stockholders' equity	275,337	250,239
Total liabilities and stockholders' equity	$374,118	$350,238

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share data)	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Total operating revenues	$65,917	$55,688	$148,042	$128,097

Operating expenses:
Operating and maintenance expenses	15,484	14,212	48,596	43,614
General and administrative expenses	10,037	7,848	28,202	26,069
Royalties, transportation, gathering and production fuel	11,107	11,450	26,702	25,588
Depreciation, depletion and amortization	6,048	5,346	17,305	15,792
Impairment loss	533	51	1,232	777
Transaction costs	-	-	61	86
Total operating expenses	$43,209	$38,907	$122,098	$111,926
Operating income	$22,708	$16,781	$25,944	$16,171

Other expenses (income):
Interest expense	$1,835	$1,295	$4,285	$3,681
Other income	(140)	(256)	(1,249)	(340)
Total other expenses	$1,695	$1,039	$3,036	$3,341
Income before income taxes	$21,013	$15,742	$22,908	$12,830

Income tax expense	3,965	2,808	4,722	2,681
Net income	$17,048	$12,934	$18,186	$10,149

Income per share:
Basic	$0.12	$0.09	$0.13	$0.07
Diluted	$0.12	$0.09	$0.13	$0.07

Weighted-average common shares outstanding:
Basic	142,410,940	141,717,612	142,156,540	141,661,790
Diluted	142,620,332	142,299,875	142,331,541	142,000,827

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands):
	For the nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$18,186	$10,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	17,305	15,792
Provision for deferred income taxes	2,044	1,786
Stock-based compensation	8,616	5,995
Derivative mark-to-market adjustments and settlements	648	(160)
Net loss on sale of assets	72	37
(Decrease) increase in earn-out liability	(1,744)	959
Accretion of asset retirement obligations	333	304
Liabilities associated with properties sold	(225)	—
Amortization of debt issuance costs	270	276
Impairment loss	1,232	777
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	(9,997)	(18,123)
Accounts payable and other accrued expenses	6,331	1,795
Net cash provided by operating activities	$43,071	$19,587
Cash flows from investing activities:
Capital expenditures	$(53,334)	$(45,406)
Asset acquisition	(820)	—
Cash collateral deposits	25	2
Net cash used in investing activities	$(54,129)	$(45,404)
Cash flows from financing activities:
Repayments of long-term debt	$(6,000)	$(6,000)
Common stock issuance	$5	$-
Treasury stock purchase	$(1,709)	$-
Finance lease payments	(51)	(54)
Net cash used in financing activities	$(7,755)	$(6,054)
Net decrease in cash and cash equivalents and restricted cash	$(18,813)	$(31,871)
Cash and cash equivalents and restricted cash at beginning of period	$74,242	$105,606
Cash and cash equivalents and restricted cash at end of period	$55,429	$73,735

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$54,973	$73,304
Restricted cash and cash equivalents - current	82	22
Restricted cash and cash equivalents - non-current	374	409
	$55,429	$73,735

Supplemental cash flow information:
Cash paid for interest	$3,895	$3,713
Cash paid for income taxes	1,407	1,034
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	6,928	2,595

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income which is the most directly comparable GAAP measure for the three and nine months ended September 30, 2024 and 2023, respectively:

	For the three months ended September 30,
	2024	2023
Net income	$17,048	$12,934
Depreciation, depletion and amortization	6,048	5,346
Interest expense	1,835	1,295
Income tax expense	3,965	2,808
Consolidated EBITDA	28,896	22,383

Impairment loss	533	51
Net loss on sale of assets	1	—
Adjusted EBITDA	$29,430	$22,434

	For the nine months ended September 30,
	2024	2023
Net income	$18,186	$10,149
Depreciation, depletion and amortization	17,305	15,792
Interest expense	4,285	3,681
Income tax expense	4,722	2,681
Consolidated EBITDA	44,498	32,303

Impairment loss	1,232	777
Net loss on sale of assets	72	37
Transaction Costs	61	86
Adjusted EBITDA	$45,863	$33,203